Exhibit 10.1
[Officer Name]
RESTRICTED STOCK UNIT AGREEMENT
THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made as of this 1st day of March, 2011, between AMERICAN NATIONAL INSURANCE COMPANY, a Texas insurance company (the “Company”), and [Name of Officer] (the “Recipient”).
1. Award. Pursuant to the AMERICAN NATIONAL INSURANCE COMPANY 1999 STOCK AND INCENTIVE PLAN (as amended, the “Plan”), as of the date of this Agreement and upon execution of this Agreement, [number] (#) restricted stock units (“Restricted Stock Units”) shall be issued to the Recipient as hereinafter provided subject to certain restrictions thereon. The Recipient hereby: (i) accepts the Restricted Stock Units, subject to the terms and conditions of this Agreement; and (ii) acknowledges receipt of a copy of the Plan and agrees that this award of Restricted Stock Units shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.
2. Vesting and Settlement.
(a) Vesting by Required Service. Provided that the Recipient serves continuously in the employment of the Company until such date, the Restricted Stock Units shall become vested (then, “Vested RSUs”) in accordance with following schedule (“Required Service”):

Date of Lapse	Number of Restricted Stock Units
March 1, 2012	[#]
March 1, 2013	[#]
March 1, 2014	[#]
(b) Vesting by Retirement, Death or Disability. Notwithstanding anything to the contrary in Section 2(a), if Recipient has served continuously in the employment of the Company until such date, any Restricted Stock Units which had not previously vested shall become vested on the first to occur of Retirement, Death or Disability, each as defined below:
(i)	“Retirement” shall occur on the effective date of the Recipient’s retirement at or after attaining the age of 65.

(ii)	“Death” shall be the date of the Recipient’s death.

(iii)	“Disability” shall be the date the Company determines, in good faith, that, by reason of a physical or mental condition which has existed for thirty days or more, the Recipient is no longer able to perform the material duties of the position with the Company then held by Recipient.

(c) Settlement of Vested RSUs. Any Restricted Stock Units that become Vested RSUs shall be settled as soon as administratively practicable after the date such Restricted Stock Units become Vested RSUs. Subject to the provisions of Section 2(d) below, Restricted Stock Units shall be settled by the Company by delivering a number of shares (“Shares”) of the Company’s common stock, par value $1.00 per share, to the Recipient equal to the number of Vested RSUs. The Company may issue the Shares either in certificated or uncertificated form registered in the name of the Recipient. Delivery of the Shares may be made to the Recipient in person at the Company’s home office or to the Recipient’s last address reflected in the records of the Company. Neither the Recipient nor any of the Recipient’s successors, heirs, assigns or personal representatives shall have any further rights or interests in the Vested RSUs which are settled or used for withholding taxes in accordance with Section 2(d) hereof. Notwithstanding anything herein to the contrary, the Company has no obligation to deliver any Shares if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Company’s common stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action to comply with any such law, rule, regulation or agreement in order to cause the delivery of Shares.
(d) Withholding Taxes. The Company shall withhold all federal, state, local and other taxes applicable to the vesting and settlement of Vested RSUs at the time of such settlement. Unless the Recipient provides “No Withholding Notice,” as defined herein, the Company shall obtain the cash necessary for such withholding by reducing the number of Vested RSUs settled and converting to cash those Vested RSUs which remain unsettled. As used in this Section 2(d), the term “No Withholding Notice” shall mean notice by the Recipient to the Company at least thirty (30) days prior to the vesting of the Restricted Stock Units, such notice to provide an explanation satisfactory to the Company, in its sole discretion, as to how the tax and withholding obligations associated with the vested RSUs have been addressed. A No Withholding Notice may be provided for vesting only by Required Service or by Retirement. If the vesting is by reason of Death or Disability, the Company shall withhold applicable taxes as provided above. Those Vested RSUs converted to cash to satisfy withholding tax obligations as described in this Section 2(d) will be converted at the following price: (i) the closing price of the Shares on the date on which the Restricted Stock Units vest, if the Shares are traded on a national exchange on such date; or (ii) otherwise, the Fair Market Value, as defined in the Plan, on the date on which the Restricted Stock Units vest. If the Company’s calculation of the number of Vested RSUs necessary to satisfy the tax withholding obligations results in a fractional number of Vested RSUs, the number of Shares to be issued shall be rounded down to the nearest whole number and the number of Vested RSUs to be used to provide cash for the withholding taxes shall be rounded up to the nearest whole number.
3. Restrictions on and Limitations of Restricted Stock Units.
(a) Restrictions on Transfer. The Restricted Stock Units, whether or not vested, may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of.
(b) Forfeiture of Restricted Stock Units. In the event the Recipient’s employment with the Company terminates for any reason, other than Retirement, Death or Disability, the Recipient shall, for no consideration, forfeit all Restricted Stock Units which were not vested on such date.

(b) Rights Associated With Units. Unless and until settled pursuant to subparagraph (d) immediately below, the Restricted Stock Units do not confer any dividend rights, voting rights or any other rights as a shareholder of the Company. The Restricted Stock Units shall be evidenced only by the books of the Company, and no certificate shall be issued in respect thereof.
(d) Corporate Acts. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 3(a) hereof shall not apply to the transfer of Restricted Stock Units pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the restrictions and provisions applicable to the original Restricted Stock Units for all purposes of this Agreement.
4. Securities Regulation. The Shares may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.
5. Employment Relationship. For purposes of this Agreement, the Recipient shall be considered to be in the employment of the Company as long as the Recipient remains an employee of the Company, a parent or subsidiary corporation of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Company, and its determination shall be final.
6. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Recipient, such notices or communications shall be effectively delivered if hand delivered to the Recipient at his principal place of employment or if sent by registered or certified mail to the Recipient at the last address he has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.
7. Construction and Administration. The Board of Directors of the Company has the power to construe the Plan and this Agreement and to prescribe such rules and regulations relating thereto as it may deem advisable. The Board of Directors of the Company also has the authority, in the exercise of its sole and exclusive discretion, to correct any defect or supply any omission or reconcile any inconsistency in this Agreement or in the Plan in the manner and to the extent it shall deem appropriate. The determinations and actions of the Board of Directors shall be conclusive.

8. Plan Summary & Prospectus. The Recipient acknowledges receipt of a Plan Summary & Prospectus. The Recipient agrees that the Company shall have the right, from time to time, to revise and amend the Plan Summary & Prospectus in the Company’s sole and absolute discretion.
9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Recipient.
10. Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Recipient has executed this Agreement, all as of the date first above written.

AMERICAN NATIONAL INSURANCE COMPANY
By:
G. Richard Ferdinandtsen President, Chief Operating Officer

[Officer Name], Recipient

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